
<ARTICLE> 5
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR                    YEAR
<FISCAL-YEAR-END>                          MAR-31-1996             MAR-31-1997
<PERIOD-START>                             APR-01-1995             APR-01-1996
<PERIOD-END>                               MAR-31-1996             MAR-31-1997
<CASH>                                           4,652                   8,722
<SECURITIES>                                     5,241                       2
<RECEIVABLES>                                    4,099                   1,386
<ALLOWANCES>                                       520                     374
<INVENTORY>                                      7,270                   1,178
<CURRENT-ASSETS>                                21,026                  11,268
<PP&E>                                           7,048                   6,616
<DEPRECIATION>                                   5,522                   5,272
<TOTAL-ASSETS>                                  23,067                  12,727
<CURRENT-LIABILITIES>                           11,693                   6,614
<BONDS>                                              0                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          3                       4
<COMMON>                                             5                       7
<OTHER-SE>                                      11,366                   6,030
<TOTAL-LIABILITY-AND-EQUITY>                    23,067                  12,727
<SALES>                                         28,774                  19,146
<TOTAL-REVENUES>                                28,774                  19,146
<CGS>                                           16,668                  12,030
<TOTAL-COSTS>                                   16,255                  20,667
<OTHER-EXPENSES>                                 (952)                   (120)
<LOSS-PROVISION>                                   313                       0
<INTEREST-EXPENSE>                                   0                       0
<INCOME-PRETAX>                                (3,197)                (13,431)
<INCOME-TAX>                                        20                     182
<INCOME-CONTINUING>                            (3,217)                (13,613)
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                   (3,217)                (13,613)
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0<F1>              (1.13)<F1>

<F1>Proforma net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period assuming the conversion of all shares of the Company's Convertible Preferred Stock into Common Stock which will occur upon the consummation of the offering. Pursuant to the requirements of the SEC, common equivalent shares relating to preferred stock (using the if-converted method) and stock options (using the treasury stock method when assuming an initial public offering price of $9 per share) issued subsequent to September 30, 1995, have been included in the computation for all periods presented.

